Exhibit 99.4.  Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Partners
Regency Energy Partners LP:

We have audited the accompanying consolidated balance sheet of Regency Energy Partners LP and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, comprehensive loss, cash flows, and partners’ capital for the year then ended.  These consolidated financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regency Energy Partners LP and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
May 9, 2008

Exhibit 99.4 - 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Regency GP LLC and Unitholders of Regency Energy Partners LP:

We have audited the accompanying consolidated balance sheet of Regency Energy Partners LP and subsidiaries (the “Partnership”) as of December 31, 2006, and the related consolidated statements of operations, member interest and partners’ capital, comprehensive income (loss) and cash flows for the years ended December 31, 2006 and 2005.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2006, and the results of the Partnership’s operations and cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Partnership accounted for its acquisition of TexStar Field Services, L.P. and its general partner, TexStar GP, LLC as acquisitions of entities under common control in a manner similar to a pooling of interests.

/s/Deloitte & Touche LLP

Dallas, Texas
March 29, 2007 (February 28, 2008 as to Note 4)

Exhibit 99.4 - 2

Regency Energy Partners LP
Consolidated Balance Sheets
(in thousands except unit data)

	December 31,2007	December 31,2006

ASSETS
Current Assets:
Cash and cash equivalents	$32,971	$9,139
Restricted cash	6,029	5,782
Accrued revenues and accounts receivable, net of allowance of $61 in 2007 and $181 in 2006	134,109	96,993
Related party receivables	61	755
Assets from risk management activities	-	2,126
Other current assets	6,723	5,279
Total current assets	179,893	120,074

Property, plant and equipment
Gas plants and buildings	134,300	103,490
Gathering and transmission systems	780,761	529,776
Other property, plant and equipment	105,399	73,861
Construction-in-progress	33,552	85,277
Total property, plant and equipment	1,054,012	792,404
Less accumulated depreciation	(140,903)	(58,370)
Property, plant and equipment, net	913,109	734,034

Other Assets:
Intangible assets, net of amortization of $8,929 in 2007 and $4,676 in 2006	77,804	76,923
Long-term assets from risk management activities	-	1,674
Other, net of amortization of debt issuance costs of $2,488 in 2007 and $946 in 2006	13,529	17,212
Investments in unconsolidated investee	-	5,616
Goodwill	94,075	57,552
Total other assets	185,408	158,977

TOTAL ASSETS	$1,278,410	$1,013,085

LIABILITIES & PARTNERS' CAPITAL
Current Liabilities:
Accounts payable, accrued cost of gas and liquids and accrued liabilities	$144,930	$117,254
Related party payables	50	280
Escrow payable	6,029	5,783
Accrued taxes payable	4,274	2,758
Liabilities from risk management activities	37,852	3,647
Other current liabilities	5,123	5,592
Total current liabilities	198,258	135,314

Long-term liabilities from risk management activities	15,073	145
Other long-term liabilities	15,393	269
Long-term debt	481,500	664,700
Minority interest	4,893	-

Commitments and contingencies

Partners' Capital:
Common units (41,283,079 and 21,969,480 units authorized; 40,514,895 and 19,620,396 units issued and outstanding at	490,351	42,192
December 31,2007 and 2006 respectively)
Class B common units (5,173,189 units authorized, issued and outstanding at December 31, 2006)	-	60,671
Class C common units (2,857,143 units authorized, issued and outstanding at December 31, 2006)	-	59,992
Class E common units (4,701,034 units authorized, issued, and outstanding at December 31, 2007)	92,962	-
Subordinated units (19,103,896 units authorized, issued and outstanding at December 31, 2007 and 2006)	7,019	43,240
General partner interest	11,286	5,543
Accumulated other comprehensive income (loss)	(38,325)	1,019
Total partners' capital	563,293	212,657

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$1,278,410	$1,013,085

See accompanying notes to consolidated financial statements

Exhibit 99.4 - 3

Regency Energy Partners LP
Consolidated Statements of Operations
(in thousands except unit data)

	Year Ended December 31,
	2007	2006	2005

REVENUES
Gas sales	$744,681	$560,620	$506,278
NGL sales	347,737	256,672	183,073
Gathering, transportation and other fees, including related party amounts of $1,350, $2,160, and $833	100,644	63,071	27,568
Net realized and unrealized loss from risk management activities	(34,266)	(7,709)	(22,243)
Other	31,442	24,211	14,725
Total revenues	1,190,238	896,865	709,401

OPERATING COSTS AND EXPENSES
Cost of gas and liquids, including related party amounts of $14,165, $1,630, and $523	976,145	740,446	632,865
Operation and maintenance	58,000	39,496	24,291
General and administrative	39,713	22,826	15,039
Loss on asset sales, net	1,522	-	-
Management services termination fee	-	12,542	-
Transaction expenses	420	2,041	-
Depreciation and amortization	55,074	39,654	23,171
Total operating costs and expenses	1,130,874	857,005	695,366

OPERATING INCOME	59,364	39,860	14,035

Interest expense, net	(52,016)	(37,182)	(17,880)
Loss on debt refinancing	(21,200)	(10,761)	(8,480)
Other income and deductions, net	1,252	839	733
LOSS FROM CONTINUING OPERATIONS	(12,600)	(7,244)	(11,592)

DISCONTINUED OPERATIONS
Income from operations of Regency Gas Treating LP (including gain on disposal of $626)	-	-	732
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST	(12,600)	(7,244)	(10,860)
Income tax expense	931	-	-
Minority interest in net income from subsidairy	305	-	-
NET LOSS	$(13,836)	$(7,244)	$(10,860)

Less: Net income from January 1-31, 2006	-	1,564
Net loss for partners	(13,836)	(8,808)
General partner's interest	(393)	(176)
Beneficial conversion feature for Class C common units	1,385	3,587
Limited partners' interest	$(14,828)	$(12,219)

Basic and diluted earnings per unit:
Amount allocated to common and subordinated units	$(20,620)	$(11,333)
Weighted average number of common and subordinated units outstanding	51,056,769	38,207,792
Loss per common and subordinated unit	$(0.40)	$(0.30)
Distributions per unit	$1.52	$0.9417

Amount allocated to Class B common units	$-	$(886)
Weighted average number of Class B common units outstanding	651,964	5,173,189
Loss per Class B common unit	$-	$(0.17)
Distributions per unit	$-	$-

Amount allocated to Class C common units	$1,385	$3,587
Total Class C common units outstanding	2,857,143	2,857,143
Income per Class C common unit due to beneficial conversion feature	$0.48	$1.26
Distributions per unit	$-	$-

Amount allocated to Class E common units	$5,792
Total Class E common units outstanding	4,701,034
Income per Class E common unit	$1.23
Distributions per unit	$2.06

See accompanying notes to consolidated financial statements

Exhibit 99.4 - 4

Regency Energy Partners LP
Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31,
	2007	2006	2005
Net loss	$(13,836)	$(7,244)	$(10,860)
Hedging losses reclassified to earnings	19,362	1,815	5,540
Net change in fair value of cash flow hedges	(58,706)	10,166	(16,502)
Comprehensive income (loss)	$(53,180)	$4,737	$(21,822)

See accompanying notes to consolidated financial statements

Exhibit 99.4 - 5

Regency Energy Partners LP
Consolidated Statements of Cash Flow
(in thousands)

	Year Ended December 31,
	2007	2006	2005
OPERATING ACTIVITIES
Net loss	$(13,836)	$(7,244)	$(10,860)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	57,069	39,287	24,286
Write-off of debt issuance costs	5,078	10,761	8,480
Equity income	(43)	(532)	(312)
Risk management portfolio valuation changes	14,667	(2,262)	11,191
Loss (gain) on asset sales	1,522	-	(1,254)
Unit based compensation expenses	15,534	2,906	-
Cash flow changes in current assets and liabilities:	-
Accrued revenues and accounts receivable	(28,789)	(5,506)	(43,012)
Other current assets	(1,394)	104	(2,644)
Accounts payable, accrued cost of gas and liquids and accrued liabilities	30,089	(1,359)	52,651
Accrued taxes payable	835	492	806
Other current liabilities	(984)	3,148	1,269
Minority interest	305	-	-
Proceeds from early termination of interest rate swap	-	4,940	-
Amount of swap termination proceeds reclassified into earnings	(1,078)	(3,862)	-
Other assets and liabilities	554	3,283	(3,261)
Net cash flows provided by operating activities	79,529	44,156	37,340

INVESTING ACTIVITIES
Capital expenditures	(129,784)	(142,423)	(172,567)
Acquisition of Pueblo	(34,855)	-	-
Acquisition of Como assets	-	(81,695)	-
Acquisition of Enbridge assets	-	-	(108,282)
Acquisition of investment in unconsolidated subsidiary, net of $100 cash	(5,000)	-	-
Cash outflows for acquisition by HM Capital Investors	-	-	(5,808)
Proceeds from asset sales	11,706	-	7,099
Other investing changes	-	468	(405)
Net cash flows used in investing activities	(157,933)	(223,650)	(279,963)

FINANCING ACTIVITIES
Net borrowings under revolving credit facilities	59,300	14,700	50,000
Borrowings under credit facilities	-	599,650	60,000
Repayments under credit facilities	(50,000)	(858,600)	(1,650)
Borrowings under TexStar loan agreement	-	85,000	70,000
Repayments under TexStar loan agreement	-	(155,000)	-
Proceeds (repayments) of senior notes, net of debt issuance costs	(192,500)	536,175	-
Partner contributions	7,735	3,786	72,000
Partner distributions	(79,933)	(37,144)	-
FrontStreet distributions	(9,695)	-	-
FrontStreet contributions	13,417	-	-
Debt issuance costs and shelf registration fees	(2,427)	(10,488)	(6,201)
Proceeds from equity issuances, net of issuance costs	353,546	312,700	-
Cash distribution to HM Capital	-	(243,758)	-
Proceeds from exercise of over allotment option	-	26,163	-
Over allotment option proceeds to HM Capital	-	(26,163)	-
Acquisition of assets between entities under common control	-	(62,074)	(1,800)
Proceeds from promissory note to HMTF Gas Partners	-	-	600
Net cash flows provided by financing activities	99,443	184,947	242,949

Net increase in cash and cash equivalents	21,039	5,453	326
Cash and cash equivalents at beginning of period	9,139	3,686	3,360
Cash acquired from FrontStreet	2,793	-	-
Cash and cash equivalents at end of period	$32,971	$9,139	$3,686

Supplemental cash flow information:
Interest paid and early redemption penalty, net of amounts capitalized	$67,844	$33,347	$16,731
Non-cash capital expenditures in accounts payable	7,761	23,822	21,360
Non-cash capital expenditures for consolidation of investment in previously unconsolidated subsidiary	5,650	-	-
Non-cash capital expenditure upon entering into a capital lease obligation	3,000	-	-
Issuance of common units for acquisition	19,724	-	-

See accompanying notes to consolidated financial statements

Exhibit 99.4 - 6

Regency Energy Partners LP
Consolidated Statements of Partners' Capital

	Units
	Common	Class B	Class C	Class E	Subordinated
Balance - December 1, 2004	-	-	-	-	-
Capital contributions	-	-	-	-	-
Acquisition of fixed assets between entities under common control in excess of historical cost	-	-	-	-	-
Net loss for the year ended December 31, 2005	-	-	-	-	-
Net change in fair value of cash flow hedges	-	-	-	-	-
Net hedging gain reclassified to earnings	-	-	-	-	-
Balance - December 31, 2005	-	-	-	-	-
Net income through January 31, 2006	-	-	-	-	-
Net hedging loss reclassified to earnings	-	-	-	-	-
Net change in fair value of cash flow hedges	-	-	-	-	-
Balance - January 31, 2006	-	-	-	-	-
Contribution of net investment to unitholders	5,353,896	-	-	-	19,103,896
Proceeds from IPO, net of issuance costs	13,750,000	-	-	-	-
Net proceeds from exercise of over allotment option	1,400,000	-	-	-	-
Over allotment option net proceeds to HM Capital Investors	(1,400,000)	-	-	-	-
Capital reimbursement to HM Capital Partners	-	-	-	-	-
Offering costs	-	-	-	-	-
Issuance of Class B Common Units for TexStar member interest	-	5,173,189	-	-	-
Payment to HM Capital for TexStar net of repayment of promissory note	-	-	-	-	-
Other	-	-	-	-	-
Issuance of Class C Common Units net of costs	-	-	2,857,143	-	-
Issuance of restricted common units	516,500	-	-	-	-
Unit based compensation expenses	-	-	-	-	-
General Partner contributions			-	-	-
Partner distributions	-	-	-	-	-
Net loss from February 1 through December 31, 2006	-	-	-	-	-
Net hedging loss reclassified to earnings	-	-	-	-	-
Net change in fair value of cash flow hedges	-	-	-	-	-
Balance - December 31, 2006	19,620,396	5,173,189	2,857,143	-	19,103,896
Conversion of Class B and C to common units	8,030,332	(5,173,189)	(2,857,143)	-	-
Issuance of common units for acquisition	751,597	-	-	-	-
Issuance of common units	11,500,000	-	-	-	-
Issuance of restricted common units	615,500	-	-	-	-
Forfeitures of restricted common units	(50,333)	-	-	-	-
Exercise of common unit options	47,403	-	-	-	-
Unit based compensation expenses	-	-	-	-	-
General partner contributions	-	-	-	-	-
Partner distributions	-	-	-	-	-
Acquisition of FrontStreet	-	-	-	4,701,034	-
FrontStreet contributions	-	-	-	-	-
FrontStreet distributions	-	-	-	-	-
Net (loss) income	-	-	-	-	-
Other	-	-	-	-	-
Net hedging activity reclassified to earnings	-	-	-	-	-
Net change in fair value of cash flow hedges	-	-	-	-	-
Balance - December 31, 2007	40,514,895	-	-	4,701,034	19,103,896
See accompanying notes to consolidated financial statements

Exhibit 99.4 - 7

Regency Energy Partners LP
Consolidated Statements of Partners' Capital (continued)
(in thousands except unit data)

	Member Interest	Common Unitholders	Class B Unitholders	Class C Unitholders	Class E Unitholders	Subordinated Unitholders	General Partner Interest	Accumulated Other Comprehensive Income (Loss)	Total
Balance - December 31, 2004	$181,936	$-	$-	$-	$-	$-	$-	$-	$181,936
Capital contributions	72,000	-	-	-	-	-	-	-	72,000
Acquisition of fixed assets between entities under common control in excess of historical cost	(1,152)	-	-	-	-	-	-	-	(1,152)
Net loss for the year ended December 31, 2005	(10,860)	-	-	-	-	-	-	-	(10,860)
Net change in fair value of cash flow hedges	-	-	-	-	-	-	-	(16,502)	(16,502)
Net hedging gain reclassified to earnings	-	-	-	-	-	-	-	5,540	5,540
Balance - December 31, 2005	241,924	-	-	-	-	-	-	(10,962)	230,962
Net income through January 31, 2006	1,564	-	-	-	-	-	-	-	1,564
Net hedging loss reclassified to earnings	-	-	-	-	-	-	-	616	616
Net change in fair value of cash flow hedges	-	-	-	-	-	-	-	2,581	2,581
Balance - January 31, 2006	243,488	-	-	-	-	-	-	(7,765)	235,723
Contribution of net investment to unitholders	(182,320)	89,337	-	-	-	89,337	3,646	-	-
Proceeds from IPO, net of issuance costs	-	125,907	-	-	-	125,907	5,139	-	256,953
Net proceeds from exercise of over allotment option	-	26,163	-	-	-	-	-	-	26,163
Over allotment option net proceeds to HM Capital Investors	-	(26,163)	-	-	-	-	-	-	(26,163)
Capital reimbursement to HM Capital Partners	-	(119,441)	-	-	-	(119,441)	(4,876)	-	(243,758)
Offering costs	-	(2,056)	-	-	-	(2,056)	(83)	-	(4,195)
Issuance of Class B Common Units for TexStar member interest	(61,168)	-	61,168	-	-	-	-	-	-
Payment to HM Capital for TexStar net of repayment of promissory note	-	(30,418)	-	-	-	(29,744)	(1,214)	-	(61,376)
Other	-	(64)	(17)	(9)		(63)	(2)	-	(155)
Issuance of Class C Common Units net of costs	-	-	-	59,942		-	-	-	59,942
Issuance of restricted common units	-	-	-	-		-	-	-	-
Unit based compensation expenses	-	1,339	146	59		1,304	58	-	2,906
General Partner contributions	-	-	-	-	-	-	3,786	-	3,786
Partner distributions	-	(18,409)	-	-	-	(18,001)	(735)	-	(37,145)
Net loss from February 1 through December 31, 2006	-	(4,003)	(626)	-	-	(4,003)	(176)	-	(8,808)
Net hedging loss reclassified to earnings	-	-	-	-	-	-	-	7,585	7,585
Net change in fair value of cash flow hedges	-	-	-	-	-	-	-	1,199	1,199
Balance - December 31, 2006	-	42,192	60,671	59,992	-	43,240	5,543	1,019	212,657
Conversion of Class B and C to common units	-	120,663	(60,671)	(59,992)	-	-	-	-	-
Issuance of common units for acquisition	-	19,724	-	-	-	-	-	-	19,724
Issuance of common units	-	353,446	-	-	-	-	-	-	353,446
Issuance of restricted common units	-	-	-	-	-	-	-	-	-
Forfeitures of restricted common units	-	-	-	-	-	-	-	-	-
Exercise of common unit options	-	100	-	-	-	-	-	-	100
Unit based compensation expenses	-	15,534	-	-	-	-	-	-	15,534
General partner contributions	-	-	-	-	-	-	7,735	-	7,735
Partner distributions	-	(49,296)	-	-	-	(29,038)	(1,599)	-	(79,933)
Acquisition of FrontStreet	-	-	-	-	83,448	-	-	-	83,448
FrontStreet contributions	-	-	-	-	13,417	-	-	-	13,417
FrontStreet distributions	-	-	-	-	(9,695)	-	-	-	(9,695)
Net (loss) income	-	(12,037)	-	-	5,792	(7,198)	(393)	-	(13,836)
Other	-	25	-	-	-	15	-	-	40
Net hedging activity reclassified to earnings	-	-	-	-	-	-	-	19,362	19,362
Net change in fair value of cash flow hedges	-	-	-	-	-	-	-	(58,706)	(58,706)
Balance - December 31, 2007	$-	$490,351	$-	$-	$92,962	$7,019	$11,286	$(38,325)	$563,293
See accompanying notes to consolidated financial statements

Exhibit 99.4 - 8

Regency Energy Partners LP
Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation
Organization. The consolidated financial statements presented herein contain the results of Regency Energy Partners LP (“Partnership”), a Delaware limited partnership, and its predecessor, Regency Gas Services LLC (“Predecessor”).  The Partnership was formed on September 8, 2005; on February 3, 2006, in conjunction with its initial public offering of securities (“IPO”), the Predecessor was converted to a limited partnership Regency Gas Services LP (“RGS”) and became a wholly owned subsidiary of the Partnership.  The Partnership and its subsidiaries are engaged in the business of gathering, treating, processing, transporting, and marketing natural gas and natural gas liquids (“NGLs”). Regency GP LP is the Partnership’s general partner and Regency GP LLC (collectively the “General Partner”) is the managing general partner of the Partnership and the general partner of Regency GP LP.

On August 15, 2006, the Partnership acquired all the outstanding equity of TexStar Field Services, L.P. and its general partner, TexStar GP, LLC (collectively “TexStar”), from HMTF Gas Partners II, L.P. (“HMTF Gas Partners”), an affiliate of HM Capital Partners LLC (“HM Capital Partners”) (“TexStar Acquisition”). Because the TexStar Acquisition was a transaction between commonly controlled entities, the Partnership accounted for the TexStar Acquisition in a manner similar to a pooling of interests. Information included in these financial statements is presented as if the Partnership and TexStar had been combined throughout the periods presented in which common control existed, December 1, 2004 forward.

On June 18, 2007, Regency GP Acquirer LP, an indirect subsidiary of GECC, acquired 91.3 percent of both the member interest in the General Partner and the outstanding limited partner interests in the General Partner from an affiliate of HM Capital Partners. Concurrently, Regency LP Acquirer LP, another indirect subsidiary of GECC, acquired 17,763,809 of the outstanding subordinated units, exclusive of 1,222,717 subordinated units which were owned directly or indirectly by certain members of the Partnership’s management team. As a part of this acquisition, affiliates of HM Capital Partners entered into an agreement to hold 4,692,417 of the Partnership’s common units for a period of 180 days. In addition, a separate affiliate of HM Capital Partners entered into an agreement to hold 3,406,099 of the Partnership’s common units for a period of one year.

GE Energy Financial Services is a unit of GECC which is an indirect wholly owned subsidiary of GE. For simplicity, we refer to Regency GP Acquirer LP, Regency LP Acquirer LP and GE Energy Financial Services collectively as “GE EFS.”  Concurrent with the Partnership's issuance of common units in July and August 2007, GE EFS and certain members of the Partnership’s management made a capital contribution aggregating to $7,735,000 to maintain the General Partner’s two percent interest in the Partnership.

Concurrent with the GE EFS acquisition, eight members of the Partnership’s senior management, together with two independent directors, entered into an agreement to sell an aggregate of 1,344,551 subordinated units for a total consideration of $24.00 per unit.  Additionally, GE EFS entered into a subscription agreement with four officers and certain other management of the Partnership whereby these individuals acquired an 8.2 percent indirect economic interest in the General Partner.

The Partnership was not required to record any adjustments to reflect GE EFS’s acquisition of the HM Capital Partners’ interest in the Partnership or the related transactions (together, referred to as “GE EFS Acquisition”).

Basis of Presentation. The consolidated financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of all controlled subsidiaries after the elimination of all intercompany accounts and transactions. Certain prior year amounts have been reclassified to conform to current year’s presentation.

The accompanying consolidated financial statements include the assets, liabilities, results of operations and cash flows of the Partnership and its wholly owned subsidiaries. The Partnership operates and manages its business as two reportable segments: a) gathering and processing, and b) transportation as of December 31, 2007.

Exhibit 99.4 - 9

Acquisition of FrontStreet Hugoton, LLC.  On January 7, 2008, the Partnership acquired all of the outstanding equity and minority interest (the “FrontStreet Acquisition”) of FrontStreet Hugoton, LLC (“FrontStreet”) from ASC Hugoton LLC, (“ASC”), and FrontStreet EnergyOne LLC, (“EnergyOne” and, together with ASC, the “Sellers”). FrontStreet owns a gas gathering system located in Kansas and Oklahoma, which is operated by a third party.  As a result of the acquisition, the Partnership increased its presence in the Midcontinent region, adding predictable, fee-based revenue to its gathering and processing segment.

The total purchase price consisted of (a) 4,701,034 Class E common units of the Partnership issued to ASC in exchange for its 95 percent interest and (b) the payment of $11,752,000 in cash to EnergyOne in exchange for its five percent minority interest and the termination of a management services contract which was valued at $3,888,000.  RGS financed the cash portion of the purchase price out of its revolving credit facility.  The transaction is subject to customary post-closing adjustments.

The as-if pooling treatment resulted in an increase in revenues of $22,184,000 for the year ended December 31, 2007 compared to the prior reported balance, and a decrease of $6,097,000 in net loss for the same period.

In connection with the FrontStreet Acquisition, the General Partner entered into Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of the Partnership, which created the Partnership’s Class E common units. The Class E common units have the same terms and conditions as the Partnership’s common units, except that the Class E common units are not entitled to participate in earnings or distributions of operating surplus by the Partnership. The Class E common units were issued in a private offering conducted in accordance with the exemption from the registration requirements of the Securities Act of 1933 as afforded by Section 4(2) thereof. The Class E common units converted into common units on a one-for-one basis on May 5, 2008.

Because the acquisition of ASC’s 95 percent interest is a transaction between commonly controlled entities (i.e., the buyer and the sellers were each affiliates of GECC), the Partnership accounted for this portion of the acquisition in a manner similar to the pooling of interest method. Under this method of accounting, the Partnership will reflect historical balance sheet data for both the Partnership and FrontStreet instead of reflecting the fair market value of FrontStreet’s assets and liabilities. Further, certain transaction costs that would normally be capitalized were expensed.  The Partnership recast the December 31, 2007 balance sheet and, for the year ended December 31, 2007, its statement of operations and cash flows to reflect the as-if pooling accounting treatment of this acquisition, effective as of the date of common control of June 18, 2007.

Conversely, the acquisition of the five percent minority interest is a transaction between independent parties, for which the Partnership will apply the purchase method of accounting.  The Partnership is in the process of obtaining third-party valuations of long-lived and certain intangible assets; thus, the allocation of the purchase price is subject to refinement.

The following table summarizes the book values of the assets acquired and liabilities assumed at the date of common control, following the as-if pooled method of accounting.

At June 18, 2007
(in thousands)

Current assets	$8,840
Property, plant and equipment	91,556
Total assets acquired	100,396
Current liabilities	(12,556)
Net book value of assets acquired	$87,840

Exhibit 99.4 - 10

2.  Summary of Significant Accounting Policies
Use of Estimates.  These consolidated financial statements have been prepared in conformity with GAAP which necessarily include the use of estimates and assumptions by management that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements.  Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could be different from those estimates.

Cash and Cash Equivalents. Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Restricted Cash.  Restricted cash of $6,029,000 is held in escrow for environmental remediation projects pursuant to an escrow agreement.  A third-party agent invests funds held in escrow in US Treasury securities.  Interest earned on the investment is credited to the escrow account.

Property, Plant and Equipment. Property, plant and equipment is recorded at historical cost of construction or, upon acquisition, the fair value of the assets acquired.  Sales or retirements of assets, along with the related accumulated depreciation, are included in operating income unless the disposition is treated as discontinued operations.  Gas to maintain pipeline minimum pressures is capitalized and classified as property, plant, and equipment.  Financing costs associated with the construction of larger assets requiring ongoing efforts over a period of time are capitalized. For the year ended December 31, 2007, 2006, and 2005, the Partnership capitalized interest of $1,754,000, $511,000, and $2,613,000, respectively. The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred.  Expenditures to extend the useful lives of the assets are capitalized.

The Partnership assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability is assessed by comparing the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the fair value of the assets.

The Partnership accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143 “Accounting for Asset Retirement Obligations” and FIN 47 “Accounting for Conditional Asset Retirement Obligations.” These accounting standards require the Partnership to recognize on its balance sheet the net present value of any legally binding obligation to remove or remediate the physical assets that it retires from service, as well as any similar obligations for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Partnership.  While the Partnership is obligated under contractual agreements to remove certain facilities upon their retirement, management is unable to reasonably determine the fair value of such asset retirement obligations because the settlement dates, or ranges thereof, were indeterminable and could range up to 95 years, and the undiscounted amounts are immaterial.  An asset retirement obligation will be recorded in the periods wherein management can reasonably determine the settlement dates.

Depreciation expense related to property, plant and equipment was $50,719,000, $36,880,000, and $21,191,000 for the years ended December 31, 2007, 2006, and 2005, respectively. Depreciation of plant and equipment is recorded on a straight-line basis over the following estimated useful lives.

Functional Class of Property	Useful Lives (Years)
Gathering and Transmission Systems	5 - 20
Gas Plants and Buildings	15 - 35
Other property, plant and equipment	3 - 10

Exhibit 99.4 - 11

Intangible Assets. Intangible assets consisting of (i) permits and licenses and (ii) customer contracts are amortized on a straight line basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to the Partnership’s future cash flows.  The value of the permits and licenses was determined by discounting the income associated with activities that would be lost over the period required to replace these permits and their estimated useful life is fifteen years.  The Partnership renegotiated a number of significant customer contracts and the value of customer contracts was determined by using a discounted cash flow model.  The estimated useful lives range from three to thirty years.

The Partnership evaluates the carrying value of intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  In assessing the recoverability, the Partnership compares the carrying value to the undiscounted future cash flows the intangible assets are expected to generate.  If the total of the undiscounted future cash flows is less than the carrying amount of the intangible assets, the intangibles are written down to their fair value.  The Partnership did not record any impairment in 2007, 2006, or 2005.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination.  Goodwill is allocated to two reportable segments, Gathering and Processing and Transportation.  Goodwill is not amortized, but is tested for impairment annually based on the carrying values as of December 31, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. Impairment occurs when the carrying amount of a reporting unit exceeds it fair value.  At the time it is determined that an impairment has occurred, the carrying value of the goodwill is written down to its fair value.  To estimate the fair value of the reporting units, the Partnership makes estimates and judgments about future cash flows, as well as to revenues, cost of sales, operating expenses, capital expenditures and net working capital based on assumptions that are consistent with the Partnership’s most recent forecast.  No impairment was indicated for the years ended December 31, 2007, 2006 or 2005.

Investment in Unconsolidated Investee. Investments in entities for which the Partnership has significant influence over the investee’s operating and financial policies, but less than a controlling interest, are accounted for using the equity method.  Under the equity method, the Partnership’s investment in an investee is included in the consolidated balance sheets under the caption investments in unconsolidated investee and the Partnership’s share of the investee’s earnings or loss is included in the consolidated statements of operations under the caption other income and deductions, net.  All of the Partnership’s investments are subject to periodic impairment review.  The impairment analysis requires significant judgment to identify events or circumstances that would likely have significant adverse effect on the future use of the investment. The Partnership purchased the remaining minority interest in its sole unconsolidated investee in February 2007.

Other Assets, net Other assets, net primarily consists of debt issuance costs, which are capitalized and amortized to interest expense, net over the life of the related debt.

Gas Imbalances. Quantities of natural gas or NGLs over-delivered or under-delivered related to imbalance agreements are recorded monthly as other current assets or other current liabilities using then current market prices or the weighted average prices of natural gas or NGLs at the plant or system pursuant to imbalance agreements for which settlement prices are not contractually established.  Within certain volumetric limits determined at the sole discretion of the creditor, these imbalances are generally settled by deliveries of natural gas.  Imbalance receivables and payables as of December 31, 2007 and 2006 were immaterial.

Minority Interest.  The December 31, 2007 financial statements reflect the 5 percent minority interest of FrontStreet as of December 31, 2007.

Exhibit 99.4 - 12

Revenue Recognition. The Partnership earns revenues from (i) domestic sales of natural gas, NGLs and condensate and (ii) natural gas gathering, processing and transportation.  Revenues associated with sales of natural gas, NGLs and condensate are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery occurs.  Revenues associated with transportation and processing fees are recognized when the service is provided.  For gathering and processing services, the Partnership receives either fees or commodities from natural gas producers depending on the type of contract.  Commodities received are in turn sold and recognized as revenue in accordance with the criteria outlined above.  Under the percentage-of-proceeds contract type, the Partnership is paid for its services by keeping a percentage of the NGLs produced and a percentage of the residue gas resulting from processing the natural gas.  Under the percentage-of-index contract type, the Partnership earns revenue by purchasing wellhead natural gas at a percentage of the index price and selling processed natural gas at a price approximating the index price and NGLs to third parties.  The Partnership generally reports revenues gross in the consolidated statements of operations, in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Except for fee-based agreements, the Partnership acts as the principal in these transactions, takes title to the product, and incurs the risks and rewards of ownership.

Risk Management Activities.  The Partnership’s net income and cash flows are subject to volatility stemming from changes in market prices such as natural gas prices, natural gas liquids prices, and processing margins. The Partnership uses ethane, propane, butane, natural gasoline, and condensate swaps to create offsetting positions to specific commodity rate exposures. Prior to July 1, 2005, derivative financial instruments were not designated for hedge accounting and the changes in fair value of these contracts were marked to market and unrealized gains and losses were recorded in revenue. Subsequent to July 1, 2005, the Partnership accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (“SFAS No. 133”), whereby all derivative financial instruments were recorded in the balance sheet at their fair value on a net basis by settlement date. The Partnership employs derivative financial instruments in connection with an underlying asset, liability and/or anticipated transaction and not for speculative purposes. Derivative financial instruments qualifying for hedge accounting treatment have been designated by the Partnership as cash flow hedges. The Partnership enters into cash flow hedges to hedge the variability in cash flows related to a forecasted transaction.

At inception, the Partnership formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. The Partnership also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives are highly effective in offsetting changes in cash flows of the hedged item. Furthermore, the Partnership regularly assesses the creditworthiness of counterparties to manage against the risk of default.  If the Partnership determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.  For cash flow hedges, changes in the derivative fair values, to the extent that the hedges are effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. Any ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings.  In the statement of cash flows, the effects of settlements of derivative instruments are classified consistent with the related hedged transactions. For the Partnership’s derivative financial instruments that were not designated for hedge accounting, the change in market value is recorded as a component of net unrealized and realized loss from risk management activities in the consolidated statements of operations.

Benefits. The Partnership provides a portion of medical, dental, and other healthcare benefits to employees. Commencing on June 1, 2005, the Partnership provides a matching contribution for employee contributions to their 401(k) accounts, which vests immediately.  The amount of matching contributions for the years ended December 31, 2007, 2006, and 2005 was $469,000, $201,000, and $100,000, respectively, and is recorded in general and administrative expenses.  The Partnership has no pension obligations or other post employment benefits.

Exhibit 99.4 - 13

Income Taxes. The Partnership is generally not subject to income taxes, except as discussed below, because its income is taxed directly to its partners. Effective January 1, 2007, the Partnership became subject to the gross margin tax enacted by the state of Texas on May 1, 2006. The Partnership has wholly-owned subsidiaries that are subject to income tax and provides for deferred income taxes using the asset and liability method for these entities. Accordingly, deferred taxes are recorded for differences between the tax and book basis that will reverse in future periods. The Partnership’s deferred tax liability of $8,642,000 as of December 31, 2007 relates to the difference between the book and tax basis of property, plant, and equipment and intangible assets and is included in other long-term liabilities in the accompanying consolidated balance sheet. The Partnership adopted the provisions of FIN No. 48 “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement 109”, on January 1, 2007. Upon adoption, the Partnership did not identify or record any uncertain tax positions not meeting the more likely than not standard. The Partnership’s entities that are required to pay federal income tax recognized current income tax expense ($1,171,000) and deferred income tax benefit ($240,000) using a 35.325 percent effective rate.

Equity-Based Compensation. The Partnership adopted SFAS 123(R) “Share-Based Payment” in the first quarter of 2006 upon the creation of the long-term incentive plan (“LTIP”).  The adoption had no impact on the consolidated financial position, result of operations or cash flows as no LTIP awards were granted prior to adoption.

Earnings per unit. Earnings per unit information has not been presented for periods prior to the IPO. Basic net income per limited partner unit is computed in accordance with SFAS No. 128, “Earnings Per Share”, as interpreted by Emerging Issues Task Force (“EITF”) Issue No. 03-6 (“EITF 03-6”), “Participating Securities and the Two-Class method under FASB Statement No. 128.” After deducting the general partners’ interest in net income or loss which may consist of its 2 percent interest, made whole for any losses allocated in a prior year or incentive distribution rights, the limited partners’ interest in the remaining net income or loss is allocated to each class of equity units based on declared distributions and then divided by the weighted average number of units outstanding in each class of security. In periods when the Partnership’s aggregate net income exceeds the aggregate distributions, EITF 03-6 requires the Partnership to present earnings per unit as if all of the earnings for the periods were distributed. Diluted net income per limited partner unit is computed by dividing limited partners’ interest in net income, after deducting the general partner’s interest, by the weighted average number of common and subordinated units outstanding and the effect of nonvested restricted units and unit options computed using the treasury stock method. Common and subordinated units are considered to be a single class.

Recently Issued Accounting Standards. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which provides guidance for using fair value to measure assets and liabilities. SFAS 157 applies whenever another standard requires (or permits) assets or liabilities to be measured at fair value. This standard does not expand the use of fair value to any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, except for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis when the effective date is fiscal years beginning after November 15, 2008. Disclosures under SFAS 157 were not deferred. The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

In January 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

On December 4, 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”), which significantly changes the accounting for business acquisitions both during the period of the acquisition and in subsequent periods. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

Exhibit 99.4 - 14

On December 4, 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will significantly change the accounting and reporting related to noncontrolling interests in a consolidated subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

3. Partners’ Capital and Distributions
Initial Public Offering. On February 3, 2006, the Partnership offered and sold 13,750,000 common units, representing a 35.3 percent limited partner interest in the Partnership, in its IPO, at a price of $20.00 per unit.  Total proceeds from the sale of the units were $275,000,000, before offering costs and underwriting commissions. On March 8, 2006, the Partnership sold an additional 1,400,000 common units at a price of $20.00 per unit as the underwriters exercised a portion of their over allotment option.

Class B Common Units. On August 15, 2006, in connection with the TexStar Acquisition, the Partnership issued 5,173,189 of Class B common units to HMTF Gas Partners as partial consideration for the TexStar Acquisition. The Class B common units had the same terms and conditions as the Partnership’s common units, except that the Class B common units were not entitled to participate in earnings or distributions by the Partnership. The Class B common units were converted into common units without the payment of further consideration on a one-for-one basis on February 15, 2007.

Class C Common Units. On September 21, 2006, the Partnership entered into a Class C Unit Purchase Agreement with certain purchasers, pursuant to which the purchasers purchased 2,857,143 Class C common units representing limited partner interests in the Partnership at a price of $21.00 per unit. The Class C common units had the same terms and conditions as the Partnership’s common units, except that the Class C common units were not entitled to participate in earnings or distributions by the Partnership. The Class C common units were converted into common units without the payment of further consideration on a one-for-one basis on February 8, 2007.

Class E Common Units.  On January 7, 2008, the Partnership issued Class E common units as partial consideration for the FrontStreet Acquisition.  The Class E common units have the same terms and conditions as the Partnership’s common units, except that the Class E common units were not entitled to participate in earnings or distributions by the Partnership.  Income, contributions, and distributions of FrontStreet are presented as Class E common unit activity.

2007 Equity Offering. On July 26, 2007, the Partnership sold 10,000,000 common units for $32.05 per unit. After deducting underwriting discounts and commissions of $12,820,000, the Partnership received $307,680,000 from this sale, excluding the general partner’s proportionate capital contribution of $6,279,000 and offering expenses of $386,000. On July 31, 2007, the Partnership sold an additional 1,500,000 for $32.05 as the underwriters exercised their option to purchase additional units. The Partnership received $46,152,000 from this sale after deducting underwriting discounts and commissions and excluding the general partner’s proportionate capital contribution of $942,000. The Partnership used a portion of these proceeds to repay amounts outstanding under the term ($50,000,000) and revolving credit facility ($178,930,000).  With the remaining proceeds and additional borrowings under the revolving credit facility, the Partnership repurchased $192,500,000, or 35 percent, of its outstanding senior notes which required the Partnership to pay an early redemption penalty of $16,122,000 in August 2007.

Distributions. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of the Partnership’s Available Cash (defined below) to unitholders of record on the applicable record date, as determined by the general partner.

Available Cash. Available Cash, for any quarter, generally consists of all cash and cash equivalents on hand at the end of that quarter less the amount of cash reserves established by the general partner to: (i) provide for the proper conduct of the Partnership’s business; (ii) comply with applicable law, any debt instruments or other agreements; or (iii) provide funds for distributions to the unitholders and to the general partner for any one or more of the next four quarters and plus, all cash on hand on that date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made.

Exhibit 99.4 - 15

General Partner Interest and Incentive Distribution Rights. The general partner is entitled to 2 percent of all quarterly distributions that the Partnership makes prior to its liquidation.  This general partner interest is represented by 1,216,710 equivalent units as of December 31, 2007.  The general partner has the right, but not the obligation, to contribute a proportionate amount of capital to the Partnership to maintain its current general partner interest. The general partner’s initial 2 percent interest in these distributions will be reduced if the Partnership issues additional units in the future and the general partner does not contribute a proportionate amount of capital to the Partnership to maintain its 2 percent general partner interest.

The incentive distribution rights held by the general partner entitles it to receive an increasing share of Available Cash when pre-defined distribution targets are achieved.  The general partner’s incentive distribution rights are not reduced if the Partnership issues additional units in the future and the general partner does not contribute a proportionate amount of capital to the Partnership to maintain its 2 percent general partner interest.  Please read the Distributions of Available Cash during the Subordination Period and Distributions of Available Cash after the Subordination Period sections below for more details about the distribution targets and their impact on the general partner’s incentive distribution rights.

Subordinated Units. All of the subordinated units are held by GE EFS and members of senior management.  The partnership agreement provides that, during the subordination period, the common units will have the right to receive distributions of Available Cash each quarter in an amount equal to $0.35 per common unit, or the “Minimum Quarterly Distribution,” plus any arrearages in the payment of the Minimum Quarterly Distribution on the common units from prior quarters, before any distributions of Available Cash may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the Minimum Quarterly Distribution plus any arrearages from prior quarters.  Furthermore, no arrearages will be paid on the subordinated units.  The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be Available Cash to be distributed on the common units.  The subordination period will end, and the subordinated units will convert to common units, on a one for one basis, when certain distribution requirements, as defined in the partnership agreement, have been met.  The earliest date at which the subordination period may end is December 31, 2008. The rights of the subordinated unitholders, other than the distribution rights described above, are substantially the same as the rights of the common unitholders.

Distributions of Available Cash during the Subordination Period. The partnership agreement requires that we make distributions of Available Cash for any quarter during the subordination period in the following manner:
•
first, 98 percent to the common unitholders, pro rata, and 2 percent to the general partner, until we distribute for each outstanding common unit an amount equal to the Minimum Quarterly Distribution for that quarter;

•	second, 98 percent to the common unitholders, pro rata, and 2 percent to the general partner, until we distribute for each
•	outstanding common unit an amount equal to any arrearages in payment of the Minimum Quarterly Distribution on the common units for any prior quarters during the subordination period;
•
third, 98 percent to the subordinated unitholders, pro rata, and 2 percent to the general partner, until we distribute for each subordinated unit an amount equal to the Minimum Quarterly Distribution for that quarter;

•	fourth, 98 percent to all unitholders, pro rata, and 2 percent to the general partner, until each unitholder receives a total of $0.4025 per unit for that quarter;
•	fifth, 85 percent to all unitholders, pro rata, and 15 percent to the general partner, until each unitholder receives a total of $0.4375 per unit for that quarter;
•	sixth, 75 percent to all unitholders, pro rata, and 25 percent to the general partner, until each unitholder receives a total of $0.525 per unit for that quarter; and
•	thereafter, 50 percent to all unitholders, pro rata, and 50 percent to the general partner.

Exhibit 99.4 - 16

Distributions of Available Cash after the Subordination Period. The Partnership Agreement requires that we make distributions of Available Cash from operating surplus for any quarter after the subordination period in the following manner:
▪	first, 98 percent to all unitholders, pro rata, and 2 percent to the general partner, until each unitholder receives a total of $0.4025 per unit for that quarter;
▪	second, 85 percent to all unitholders, pro rata, and 15 percent to the general partner, until each unitholder receives a total of $0.4375 per unit for that quarter;
▪	third, 75 percent to all unitholders, pro rata, and 25 percent to the general partner, until each unitholder receives a total of $0.525 per unit for that quarter; and
▪	thereafter, 50 percent to all unitholders, pro rata, and 50 percent to the general partner.

Distributions. The Partnership made the following cash distributions during the years ended December 31, 2007 and 2006:

Distribution Date	Cash Distributions
2006	(per unit)
May 15, 2006	$0.2217
August 14, 2006	0.3500
November 14, 2006	0.3700
2007
Feburary 14, 2007	$0.3700
May 15, 2007	0.3800
August 14, 2007	0.3800
November 14, 2007	0.3900

FrontStreet made distributions of $13,417,000 from June 18, 2007 to December 31, 2007.

4. Loss per Limited Partner Unit
Loss per unit for the year ended December 31, 2006 reflects only the eleven months since the closing of the Partnership’s IPO on February 3, 2006. For convenience, January 31, 2006 has been used as the date of the change in ownership. Accordingly, results for January 2006 have been excluded from the calculation of loss per unit. While the non-vested (or restricted) units are deemed to be outstanding for legal purposes, they have been excluded from the calculation of basic loss per unit in accordance with SFAS No. 128.

The following data show the number of potential dilutive common units that were excluded from the loss per unit calculation.

	December 31, 2007	December 31, 2006

Restricted common units	397,500	516,500
Common unit options	738,668	909,600

Restricted common units generally vest at the rate of one-fourth of the total grant per year. A significant portion of the restricted units outstanding at December 31, 2007 were granted on June 18, 2007 upon the acquisition by GE EFS of a controlling interest in the Partnership. All of the restricted units outstanding at December 31, 2006 that remained outstanding at the time of the GE EFS Acquisition vested upon the change in control of the Partnership, converting to common units on a one-to-one basis.

Subsequent to the GE EFS Acquisition, the outstanding common unit options immediately vested. These options generally expire ten years after the grant date. The options were granted with a strike price equal to the grant date closing price of the Partnership’s common units.  As of December 31, 2007, the Partnership had not granted any new options following the GE EFS Acquisition.

Exhibit 99.4 - 17

In accordance with SFAS No. 128, the Partnership allocates net income or loss to each class of equity security in proportion to the amount of income earned during that period after deducting distributions. Because the Class B common units used in the TexStar Acquisition were deemed to be outstanding for all periods presented, a portion of net income or loss was allocated to this class of equity in periods where they were not expressly prohibited from receiving distributions. The Partnership issued Class D and Class E common units in January 2008 and these securities are described in the subsequent events footnote.

The Partnership Agreement requires that the general partner shall receive a 100 percent allocation of income until its capital account is made whole for all of the net losses allocated to it in prior years.

Subsequent to the issuance of its consolidated financial statements for the year ended December 31, 2006, the Partnership identified an error in the calculation of earnings per unit resulting from the issuance of Class C common units at a discount. At the commitment date to sell the Class C common units the purchase price of $21.00 per unit represented a $1.74 discount from the fair value of the Partnership’s common units. Under EITF No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” the discount represented a beneficial conversion feature (“BCF”) that should have been treated as a non-cash distribution for purposes of calculating earnings per unit. The BCF is reflected in loss per unit using the effective yield method over the period the Class C common units are outstanding, as indicated on the statements of operations in the line item entitled “beneficial conversion feature for Class C common units” for the years ended December 31, 2007 and 2006. The error is immaterial and had no impact on the Partnership’s net loss or partners’ capital.

The following table depicts the effect on earnings per unit for the year ended December 31, 2006.

	As Previously
	Reported	As Restated
	(in thousands except for units and per unit data)
NET LOSS	$(7,244)	$(7,244)

Less: Net income from January 1-31, 2006	1,564	1,564
Net loss for partners	(8,808)	(8,808)

General partner's interest	(176)	(176)
Beneficial conversion feature for Class C common units	-	3,587
Limited partners' interest	$(8,632)	$(12,219)

Basic and diluted earnings per unit:
Amount allocated to common and subordinated units	$(8,006)	$(11,333)
Weighted average number of common and subordinated units outstanding	38,207,792	38,207,792
Loss per common and subordinated unit	$(0.21)	$(0.30)
Distributions per unit	$0.94	$0.94

Amount allocated to Class B common units	$(626)	$(886)
Weighted average number of Class B common units outstanding	5,173,189	5,173,189
Loss per Class B common unit	$(0.12)	$(0.17)
Distributions per unit	$-	$-

Amount allocated to Class C common units	$-	$3,587
Total Class C common units outstanding	871,817	2,857,143
Income per Class C common unit due to beneficial conversion feature	$-	$1.26
Distributions per unit	$-	$-

5. Acquisitions and Dispositions
2007
Palafox Joint Venture. The Partnership acquired the outstanding interest in the Palafox Joint Venture not owned (50 percent) for $5,000,000 effective February 1, 2007. The Partnership allocated $10,057,000 to gathering and transmission systems in the three months ended March 31, 2007. The allocated amount consists of the investment in unconsolidated subsidiary of $5,650,000 immediately prior to the Partnership’s acquisition and the Partnership’s $5,000,000 purchase of the remaining interest offset by $593,000 of working capital accounts acquired.

Exhibit 99.4 - 18

Significant Asset Dispositions. The Partnership sold selected non-core pipelines, related rights of way and contracts located in south Texas for $5,340,000 on March 31, 2007 and recorded a loss on sale of $1,808,000.  Additionally, the Partnership sold two small gathering systems and associated contracts located in the Midcontinent region for $1,750,000 on May 31, 2007 and recorded a loss on the sale of $469,000.  The Partnership also sold its 34 mile NGL pipeline located in east Texas for $3,000,000 on June 29, 2007 and simultaneously entered into transportation and operating agreements with the buyer. The Partnership accounted for this transaction as a sale-leaseback whereby the $3,000,000 gain was deferred and will be amortized to earnings over a twenty year period. The Partnership recorded $3,000,000 in gathering and transmission systems and the related obligations under capital lease. On August 31, 2007, the Partnership sold an idle processing plant for $1,300,000 and recorded a $740,000 gain.

Acquisition of Pueblo Midstream Gas Corporation. On April 2, 2007, the Partnership and its indirect wholly-owned subsidiary, Pueblo Holdings, Inc., a Delaware corporation (“Pueblo Holdings”), entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”) with Bear Cub Investments, LLC, a Colorado limited liability company, the members of that company (the  “Members”) and Robert J. Clark, as Sellers’ Representative, pursuant to which the Partnership and Pueblo Holdings on that date acquired all the outstanding equity of Pueblo Midstream Gas Corporation, a Texas corporation (“Pueblo”), from the Members (the “Pueblo Acquisition”). Pueblo owned and operated natural gas gathering, treating and processing assets located in south Texas. These assets are comprised of a 75 MMcf/d gas processing and treating facility, 33 miles of gathering pipelines and approximately 6,000 horsepower of compression.

The purchase price for the Pueblo Acquisition consisted of (1) the issuance of 751,597 common units of the Partnership to the Members, valued at $19,724,000 and (2) the payment of $34,855,000 in cash, exclusive of outstanding Pueblo liabilities of $9,822,000 and certain working capital amounts acquired of $108,000.  The cash portion of the consideration was financed out of the proceeds of the Partnership’s revolving credit facility.

The Pueblo Acquisition offers the opportunity to reroute gas to one of the Partnership’s existing gas processing plants which is expected to provide cost savings.  The total purchase price was allocated preliminarily as follows based on estimates of the fair values of assets acquired and liabilities assumed.

At April 2, 2007
(in thousands)
Current Assets	$1,295
Gas Plants and buildings	8,994
Gathering and transmission systems	13,079
Other property, plant and equipment	180
Intangible assets subject to amortization (contracts)	5,242
Goodwill	36,523
Total assets required	$65,313
Current liablities	(1,187)
Long-term liablities	(9,492)
Total purchase price	$54,634

2006
TexStar.  On August 15, 2006, the Partnership acquired all the outstanding equity of TexStar by issuing 5,173,189 Class B common units valued at $119,183,000, a cash payment of $62,074,000 and the assumption of $167,652,000 of TexStar’s outstanding bank debt.  Because the TexStar Acquisition is a transaction between commonly controlled entities, the Partnership accounted for the TexStar Acquisition in a manner similar to a pooling of interests.  As a result, the historical financial statements of the Partnership and TexStar have been combined to reflect the historical operations, financial position and cash flows from the date common control began (December 1, 2004) forward.

Exhibit 99.4 - 19

The following table presents the revenues and net income for the previously separate entities and the combined amounts presented in these audited consolidated financial statements.

	Year Ended December 31,
	2006	2005
Revenue	(in thousands)
Regency Energy Partners	$812,564	$692,603
TexStar Field Services	84,301	16,798
Combined	$896,865	$709,401

Net income (loss)
Regency Energy Partners	$(1,639)	$(11,224)
TexStar Field Services	(5,605)	364
Combined	$(7,244)	$(10,860)

Como.  On July 25, 2006, TexStar consummated an Asset Purchase and Sale Agreement (the “Como Acquisition Agreement”) dated June 16, 2006 with Valence Midstream, Ltd. and EEC Midstream, Ltd., under which TexStar acquired certain natural gas gathering, treating and processing assets from the other parties thereto for $81,695,000 including transaction costs.  The assets acquired consisted of approximately 59 miles of pipelines and certain specified contracts (the “Como Assets”).  The results of operations of the Como Assets have been included in the statements of operations beginning July 26, 2006.  The Partnership’s purchase price allocation resulted in $18,493,000 being allocated to property, plant and equipment and $63,202,000 being allocated to intangible assets.

2005
Enbridge. TexStar acquired two sulfur recovery plants, one NGL plant and 758 miles of pipelines in east and south Texas (the “Enbridge Assets”) from Enbridge Pipelines (NE Texas), LP, Enbridge Pipeline (Texas Intrastate), LP and Enbridge Pipelines (Texas Gathering), LP (collectively “Enbridge”) for $108,282,000 inclusive of transaction expenses on December 7, 2005 (the “Enbridge Acquisition”).  The Enbridge Acquisition was accounted for using the purchase method of accounting.  For convenience, the results of operations of the Enbridge Assets are included in the statements of operations beginning December 1, 2005.  The purchase price was allocated to gas plants and buildings ($42,361,000), gathering and transmission systems ($65,002,000), and other property, plant and equipment ($919,000) as of December 1, 2005.  TexStar assumed no material liabilities in this acquisition.

Other 2005 Acquisitions. The Partnership made several other asset acquisitions during the year ended December 31, 2005.  These individually immaterial acquisitions, when aggregated, are not material to the financial position or results of operations of the Partnership.

Regency Gas Treating LP. On May 2, 2005, the Partnership sold the assets of Regency Gas Treating LP for $6,000,000. After the allocation of $977,000 of goodwill, the resulting gain was $626,000. The Partnership treated this sale as a discontinued operation. The equipment lease revenue, operating income, and net income for the year ended December 31, 2005 was $335,000, $186,000, and $732,000, respectively.

The following unaudited pro forma financial information has been prepared for Pueblo, Como and Enbridge. The pro forma amounts include certain adjustments to historical results of operations including depreciation and amortization expense (based upon the estimated fair values and useful lives of property, plant and equipment).  Such unaudited pro forma information does not purport to be indicative of the results of operations that would have been achieved if the transactions to which the Partnership is giving pro forma effect actually occurred on the date referred to above or the results of operations that may be expected in the future.

Exhibit 99.4 - 20

	Pro Forma Year Ended December 31,
	2007	2006	2005
	(in thousands except unit and per unit data)
Revenues	$1,193,959	$952,229	$836,809

Net loss	(13,527)	(6,876)	(10,784)
Less net income from January 1-31, 2006	-	1,564
Net loss for partners	(13,527)	(8,440)
General partner's equity ownership	(386)	(169)
Beneficial conversion feature for Class C common units	1,385	3,587
Limited partners' interest in net loss	$(14,526)	$(11,858)

Net loss allocated to common and subordinated units	$(14,526)	$(10,999)
Weighted average common and subordinated units – basic and diluted	51,056,769	38,207,792
Loss per common units - basic and diluted	$(0.28)	$(0.29)
Distributions per unit	$1.52	$0.9417

Net loss allocated to Class B common units	$-	$(859)
Weighted average Class B common units outstanding	651,964	5,173,189
Loss per Class B common units - basic and diluted	$-	$(0.17)
Distributions per unit	$-	$-

Amount allocated to Class C units	$1,385	$3,587
Total Class C common units outstanding	2,857,143	2,857,143
Income per Class C common unit due to beneficial conversion feature	$0.48	$1.26
Distributions per unit	$-	$-

Amount allocated to Class E units	$5,792	$-
Total Class E common units outstanding	4,701,034	-
Income per Class E common unit	$1.23	$-
Distributions per unit	$2.06	$-

6. Risk Management Activities
Effective June 19, 2007, the Partnership elected to account for our entire outstanding commodity hedging instruments on a mark-to-market basis except for the portion of commodity hedging instruments where all NGLs products for a particular year were hedged and the hedging relationship was effective. As a result, a portion of commodity hedging instruments is and will continue to be accounted for using mark-to-market accounting until all NGLs products are hedged for an individual year and the hedging relationship is deemed effective. During the year ended December 31, 2007, the Partnership recorded $14,559,000 of mark-to-market losses for certain hedges that do not qualify for hedge accounting.

The Partnership’s hedging positions reduce exposure to variability of future commodity prices through 2009.  The net fair value of the Partnership’s risk management activities constituted a net liability and a net asset of $52,925,000 and $8,000 as of December 31, 2007 and 2006, respectively.  The Partnership expects to reclassify $36,171,000 of hedging losses as an offset to revenues from accumulated other comprehensive income (loss) in the next twelve months.  The Partnership recognized immaterial gains related to hedged forecasted transactions that did not occur by the end of the originally specified period and recognized $486,000 of ineffectiveness during the year ended December 31, 2007.

Upon the early termination of an interest rate swap with a notional debt amount of $200,000,000 that was effective from April 2007 through March 2009, the Partnership received $3,550,000 in cash from the counterparty.  The Partnership reclassified $1,078,000 and $2,663,000 from accumulated other comprehensive income (loss), reducing interest expense, net in the years ended December 31, 2007 and 2006,respectively, because the hedged forecasted transaction will not occur.

Prior to the election of hedge accounting on July 1, 2005, realized and unrealized losses of $16,226,000 were recorded as a charge against revenue.

Exhibit 99.4 - 21

7. Long-term Debt
Obligations in the form of senior notes, and borrowings under the credit facilities are as follows.

	December 31, 2007	December 31, 2006
	(in thousands)
Senior notes	$357,500	$550,000
Term loans	-	50,000
Revolving loans	124,000	64,700
Total	481,500	664,700
Less: current portion	-	-
Long-term debt	$481,500	$664,700

Availability under term and revolving credit facility
Total credit facility limit	$500,000	$300,000
Term loans	-	(50,000)
Revolver loans	(124,000)	(64,700)
Letters of credit	(27,263)	(5,183)
Total available	$348,737	$180,117

Long-term debt maturities as of December 31, 2007 for each of the next five years are as follows.

Year ending December 31,	Amount
(in thousands)
2008	$-
2009	-
2010	-
2011	124,000
2012	-
Thereafter	357,500
Total	$481,500

The Partnership borrowed and repaid $238,230,000 and $421,430,000, respectively, in the year ended December 31, 2007 under the revolving credit facility. The borrowings were made primarily to fund capital expenditures and proceeds from the equity offering were used to repay amounts outstanding under the revolving credit facility. During the year ended December 31, 2006 the Partnership borrowed $195,300,000 under the revolving credit facility, primarily to fund capital expenditures and temporarily finance the TexStar Acquisition.  During the same period, it repaid $180,600,000 of these borrowings with the proceeds from term loans and private equity offering proceeds.

Exhibit 99.4 - 22

Senior Notes. In 2006, the Partnership and Regency Energy Finance Corp. (“Finance Corp”), a wholly-owned subsidiary of RGS, issued $550,000,000 senior notes that mature on December 15, 2013 in a private placement (“senior notes”). The senior notes bear interest at 8.375 percent and interest is payable semi-annually in arrears on each June 15 and December 15. In August 2007, the Partnership exercised its option to redeem 35 percent or $192,500,000 of its outstanding senior notes on or before December 15, 2009. Under the senior notes terms, no further redemptions are permitted until December 15, 2010. The Partnership made the redemption at a price of 108.375 percent of the principal amount plus accrued interest. Accordingly, a redemption premium of $16,122,000 was recorded as loss on debt refinancing and unamortized loan origination costs of $4,575,000 were written off and charged to loss on debt refinancing in the year ended December 31, 2007. A portion of the proceeds of an equity offering was used to redeem the senior notes. In September 2007, the Partnership exchanged its then outstanding 8 3/8 percent senior notes which were not registered under the Securities Act of 1933 for senior notes with identical terms that have been so registered.

The senior notes and the guarantees are unsecured and rank equally with all of the Partnership’s and the guarantors’ existing and future unsubordinated obligations. The senior notes and the guarantees will be senior in right of payment to any of the Partnership’s and the guarantors’ future obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees.  The senior notes and the guarantees will be effectively subordinated to the Partnership’s and the guarantors’ secured obligations, including the Partnership’s Credit Facility, to the extent of the value of the assets securing such obligations.

The senior notes are guaranteed by each of the Partnership’s current subsidiaries (the “Guarantors”) as of December 31, 2007, except for certain wholly-owned subsidiaries of the Partnership.  These note guarantees are the joint and several obligations of the Guarantors.  A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets if such sale would cause a default under the terms of the senior notes.  Events of default include nonpayment of principal or interest when due; failure to make a change of control offer (explained below); failure to comply with reporting requirements according to SEC rules and regulations; and defaults on the payment of obligations under other mortgages or indentures.  Since certain wholly-owned subsidiaries do no guarantee the senior notes, the consolidating financial statements of the guarantors and non-guarantors for the year-end December 31, 2007 are disclosed below.

Balance Sheet
For the Year Ended December 31, 2007 (in thousands)

	Guarantors	Non Guarantors	Eliminations	Consolidated
ASSETS
Total current assets	$170,415	$9,478	$-	$179,893
Property, plant and equipment, net	818,054	95,055	-	913,109
Total other assets	185,408	-	-	185,408
TOTAL ASSETS	$1,173,877	$104,533	$-	$1,278,410

LIABILITIES & PARTNERS' CAPITAL
Total current liabilities	$191,580	$6,678	$-	$198,258
Long-term liabilities from risk management activities	15,073	-	-	15,073
Other long-term liabilities	15,393	-	-	15,393
Long-term debt	481,500	-	-	481,500
Minority interest	-	-	4,893	4,893
Partners' capital	470,331	97,855	(4,893)	563,293
TOTAL LIABILITIES & PARTNERS' CAPITAL	$1,173,877	$104,533	$-	$1,278,410

Exhibit 99.4 - 23

Statement of Operations
For the year ended December 31, 2007 (in thousands except unit data)

	Guarantors	Non Guarantors	Eliminations	Consolidated

Total revenues	$1,168,054	$22,184	$-	$1,190,238
Total operating costs and expenses	1,114,843	16,031	-	1,130,874
OPERATING INCOME	53,211	6,153	-	59,364
Interest expense, net	(52,016)	-	-	(52,016)
Loss on debt refinancing	(21,200)	-	-	(21,200)
Other income and deductions, net	1,308	(56)	-	1,252
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(18,697)	6,097	-	(12,600)
Income tax expense	931	-	-	931
Minority interest in net income from subsidairy		305	-	305
NET INCOME (LOSS)	$(19,628)	$5,792	$-	$(13,836)

General partner's interest	(393)	-	-	(393)
Beneficial conversion feature for Class C common units	1,385	-	-	1,385
Limited partners' interest	$(20,620)	$5,792	$-	$(14,828)

Basic and diluted earnings per unit:
Amount allocated to common and subordinated units	$(20,620)	$-	$-	$(20,620)
Weighted average number of common and subordinated units outstanding	51,056,769	-	-	51,056,769
Loss per common and subordinated unit	$(0.40)	$-	$-	$(0.40)
Distributions per unit	$1.52	$-	$-	$1.52

Amount allocated to Class B common units	$-	$-	$-	$-
Weighted average number of Class B common units outstanding	651,964	-	-	651,964
Loss per Class B common unit	$-	$-	$-	$-
Distributions per unit	$-	$-	$-	$-

Amount allocated to Class C common units	$1,385	$-	$-	$1,385
Total Class C common units outstanding	2,857,143	-	-	2,857,143
Income per Class C common unit due to beneficial conversion feature	$0.48	$-	$-	$0.48
Distributions per unit	$-	$-	$-	$-

Amount allocated to Class E common units	$-	$5,792	$-	$5,792
Total Class E common units outstanding	-	4,701,034	-	4,701,034
Income per Class E common unit	$-	$1.23	$-	$1.23
Distributions per unit	$-	$2.06	$-	$2.06

Statement of Cash Flow
For the year ended December 31, 2007 (in thousands)

	Guarantors	Non Guarantors	Eliminations	Consolidated
Net cash flows provided by operating activities	$74,413	$5,116	$-	$79,529
Net cash flows used in investing activities	(151,451)	(6,482)	-	(157,933)
Net cash flows provided by (used in) financing activities	95,721	3,722	-	99,443

Exhibit 99.4 - 24

The Partnership may redeem the senior notes, in whole or in part, at any time on or after December 15, 2010, at a redemption price equal to 100 percent of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest and liquidated damages, if any, to the redemption date. At any time before December 15, 2010, the Partnership may redeem some or all of the notes at a redemption price equal to 100 percent of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Upon a change of control, each holder of notes will be entitled to require us to purchase all or a portion of its notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.  The Partnership’s ability to purchase the notes upon a change of control will be limited by the terms of the Partnership’s debt agreements, including the Credit Facility. Subsequent to the GE EFS Acquisition, no bond holder has exercised this option.

The senior notes contain covenants that, among other things, limit the Partnership’s ability and the ability of certain of the Partnership’s subsidiaries to: (i) incur additional indebtedness; (ii) pay distributions on, or repurchase or redeem equity interests; (iii) make certain investments; (iv) incur liens; (v) enter into certain types of transactions with affiliates; and (vi) sell assets or consolidate or merge with or into other companies. If the senior notes achieve investment grade ratings by both Moody’s and S&P and no default or event of default has occurred and is continuing, the Partnership and its restricted subsidiaries will no longer be subject to many of the foregoing covenants.

Finance Corp. has no operations and will not have revenue other than as may be incidental co-issuer of the senior notes.  Since the Partnership has no independent operations, the guarantees are full unconditional and joint and several and there are no subsidiaries of the Partnership that do not guarantee the senior notes, the Partnership has not included condensed consolidated financial information of guarantors of the senior notes for periods ending prior to December 31, 2007.

Fourth Amended and Restated Credit Agreement.  At December 31, 2006, RGS’ Fourth Amended and Restated Credit Agreement (“Credit Facility”) allowed for borrowings of $850,000,000 consisting of $600,000,000 in term loans and $250,000,000 in a revolving credit facility.  The availability for letters of credit was $100,000,000.  RGS had the option to increase the commitments under the revolving credit facility or the term loan facility, or both, by an amount up to $200,000,000 in the aggregate, provided that no event of default has occurred or would result due to such increase, and all other additional conditions for the increase in commitments have been met. On September 28, 2007, the Partnership amended its Credit Facility, increasing the revolving debt commitment to $500,000,000. The Partnership retained its option to increase the commitment under the revolving or term credit facilities by an aggregate amount up to $250,000,000, subject to the same conditions noted above.

RGS’ obligations under the Credit Facility are secured by substantially all of the assets of RGS and its subsidiaries and are guaranteed, except for those owned by one of our subsidiaries, by the Partnership and each such subsidiary.  The revolving loans mature in five years.

Interest on revolving loans thereunder will be calculated, at the option of RGS, at either: (a) a base rate plus an applicable margin of 0.50 percent per annum or (b) an adjusted LIBOR rate plus an applicable margin of 1.50 percent per annum.  The weighted average interest rates for the revolving and term loan facilities, including interest rate swap settlements, commitment fees, and amortization of debt issuance costs were 8.78 percent, 7.70 percent, and 6.57 percent for the years ended December 31, 2007, 2006, and 2005.

RGS must pay (i) a commitment fee equal to 0.30 percent per annum of the unused portion of the revolving loan commitments, (ii) a participation fee for each revolving lender participating in letters of credit equal to 1.50 percent per annum of the average daily amount of such lender’s letter of credit exposure, and (iii) a fronting fee to the issuing bank of letters of credit equal to 0.125 percent per annum of the average daily amount of the letter of credit exposure.

The Credit Facility contains financial covenants requiring RGS and its subsidiaries to maintain debt to EBITDA and EBITDA to interest expense within certain threshold ratios. At December 31, 2007, RGS and its subsidiaries were in compliance with these covenants.

The Credit Facility restricts the ability of RGS to pay dividends and distributions other than reimbursements of the Partnership for expenses and payment of dividends to the Partnership to the extent of the Partnership’s determination of available cash (so long as no default or event of default has occurred or is continuing).  The Credit Facility also contains various covenants that limit (subject to certain exceptions and negotiated baskets), among other things, the ability of RGS (but not the Partnership):
•	to incur indebtedness
•	to grant liens;
•	to enter into sale and leaseback transactions;
•	to make certain investments, loans and advances;
•	to dissolve or enter into a merger or consolidation;
•	to enter into asset sales or make acquisitions;

Exhibit 99.4 - 25

•	to enter into transactions with affiliates;
•	to prepay other indebtedness or amend organizational documents or transaction documents (as defined in the Credit Facility);
•	to issue capital stock or create subsidiaries; or
•	to engage in any business other than those businesses in which it was engaged at the time of the effectiveness of the Credit Facility or reasonable extensions thereof.

The Partnership treated the amendment of the Credit Facility as an extinguishment and reissuance of debt, and therefore recorded a charge to loss on debt refinancing in the year ended December 31, 2006 of $5,626,000.

In July 2007, the Partnership used a portion of the proceeds from the equity offering to repay the $50,000,000 outstanding principal balance of term loan against the credit facility, together with accrued interest. Unamortized loan origination costs of $503,000 were written off and charged to loss on debt refinancing in the year ended December 31, 2007.

8. Other Assets
Intangible assets, net.  Intangible assets, net consist of the following.

	Permits and Licenses	Customer Contracts	Total
	(in thousands)
Balance at January 1, 2006	$11,040	$5,330	$16,370
Additions	-	63,202	63,202
Amortization	(793)	(1,856)	(2,649)
Balance at December 1, 2006	10,247	66,676	76,923
Additions	-	5,242	5,242
Disposals	(108)	-	(108)
Amortization	(771)	(3,482)	(4,253)
Balance at December 31, 2007	$9,368	$68,436	$77,804

The weighted average amortization period for permits and licenses is fifteen years and for customer contracts is twenty four years. The expected amortization of the intangible assets for each of the five succeeding years is as follows.

Year ending December 31,	Total
(in thousands)
2008	$3,780
2009	3,780
2010	3,780
2011	3,643
2012	342

Goodwill.  Goodwill consists of the following.

	Gathering and Processing	Transportation	Total
	(in thousands)
Balance at January 1, 2006	$23,309	$34,243	$57,552
Additions	-	-	-
Balance at December 31, 2006	23,309	34,243	57,552
Additions	36,523	-	36,523
Balance at December 31, 2007	$59,832	$34,243	$94,075

Exhibit 99.4 - 26

9. Fair Value of Financial Instruments
The estimated fair value of financial instruments was determined using available market information and valuation methodologies.  The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term maturities.  Restricted cash and related escrow payable approximate fair value due to the relatively short-term settlement period of the escrow payable.  Risk management assets and liabilities are carried at fair value.  Long-term debt other than the senior notes was comprised of borrowings under which, at December 31, 2007 and 2006, accrued interest under a floating interest rate structure.  Accordingly, the carrying value approximates fair value for the long term debt amounts outstanding.  The estimated fair value of the senior notes based on third party market value quotations was $367,778,000 as of December 31, 2007.

10. Leases
The Partnership leases office space and certain equipment for various periods and determined that these leases are operating leases.  The Partnership also sold its 34 mile NGL pipeline located in east Texas for $3,000,000 on June 29, 2007 and simultaneously entered into transportation and operating agreements with the buyer. The Partnership accounted for this transaction as a sale-leaseback, which qualifies for capital lease treatment and the lease term is 20 years. Contingent rentals on this capital lease may be imposed if the Partnership increases the volume of NGLs shipped on the leased pipeline. The minimum lease payments escalate annually by an amount equal to the increase in a consumer price index beginning at mid-year 2010 and continue to escalate through the remainder of the term of the lease. The following table is a schedule of future minimum lease payments for operating leases that had initial or remaining noncancelable lease terms in excess of one year as of December 31, 2007.

For the year ended December 31,	Operating	Capital
	(in thousands)
2008	$505	$402
2009	196	401
2010	194	409
2011	160	422
2012	27	436
Thereafter	-	8,010
Total minimum lease payments	$1,082	$10,080
Less: Amount representing estimated executory costs (such as maintenance and insurance), including profit thereon, included in minimum lease payments		2,054
Net minimum lease payments		8,026
Less: Amount representing interest		4,981
Present value of net minimum lease payments		$3,045

The following table sets forth the Partnership’s assets and obligations under the capital lease which are included in other current and long-term liabilities on the balance sheet.

December 31, 2007
(in thousands)
Gross amount included in gathering and transmission systems	$3,000
Less accumulated amortization	(75)
$2,925

Current obligation under capital lease	$365
Noncurrent obligation under capital lease	2,680
$3,045

Total rent expense for operating leases, including those leases with terms of less than one year, was $1,597,000, $1,721,000, and $1,430,000 for the years ended December 31, 2007, 2006, and 2005, respectively.  The Partnership subleases office space from an affiliate.  The lease is classified as an operating lease and provides for minimum annual rentals of $148,000 through September 2010, plus contingent rentals based on a fixed allocation of operating expenses.

Exhibit 99.4 - 27

11. Commitments and Contingencies
Legal. The Partnership is involved in various claims and lawsuits incidental to its business. In the opinion of management, these claims and lawsuits in the aggregate will not have a material adverse effect on the Partnership’s business, financial condition, results of operations or cash flows.

Construction and Operating Agreement.  Prior to the acquisition of FrontStreet by the Partnership, FrontStreet entered into a construction and operation agreement (“C&O Agreement”) contract with a third party.  Under the terms of the C&O Agreement, the third party is responsible for operating, maintaining and repairing the FrontStreet gathering system.  Subject to prior approval, the Partnership is responsible for paying for capital additions and expenses incurred by the operator of the FrontStreet gathering system.  The C&O Agreement shall remain in effect until such time as the gathering agreement (discussed below)  terminates or the third party is removed as operator in accordance with terms of the C&O Agreement.

The C&O Agreement also requires the third party to comply with all applicable environmental standards.  While the Partnership would be responsible for any environmental contamination as a result of the operation, remedies are provided to the Partnership under the C&O Agreement allowing it to recover costs incurred to remediate a contaminated site.  Additionally, the C&O Agreement states that the Partnership is specifically responsible for the removal, remediation, and abatement of Polychlorinated Biphenyls (“Remediation Work”).  However, under the terms of the C&O Agreement, the Partnership can include up to $2,200,000 of expenditures for Remediation Work related to conditions in existence prior to October 1994.  The Partnership has obtained an indemnification against any environmental losses for preexisting conditions prior to the acquisition date from the previous owner.  The Partnership has escrowed $750,000 in the event the third party does not agree to include in the cost of service expenditures for Remediation Work.  As of December 31, 2007, the Partnership has not recorded any obligation for Remediation Work.  The C&O Agreement shall remain in effect until such time as the gathering agreement (discuss below) terminates or the third party is removed as operator in accordance with terms of the C&O Agreement.

Gathering Agreement.  Prior to the acquisition of FrontStreet by the Partnership, FrontStreet has entered into a gathering agreement (“Gathering Agreement”) contract into with a third party, whereby the third party dedicates for gathering by the FrontStreet gathering system all of the commercially producible gas in a defined list of producing fields.  The Gathering Agreement allows the Partnership to charge a per unit gathering fee (the “Gathering Fee”) calculated on estimated cost of service over the total estimated units to be transported in a calendar year.  The Gathering Fee is predetermined for a calendar year by November 7 of the preceding calendar year and then subject to redetermination on June 7.  As part of the redetermination process, the Gathering Fee is trued-up, inclusive of interest, based on actual costs incurred including abandonment costs and actual units transported.  The term of the Gathering Agreement is for as long as gas is capable of being produced in commercial quantities, subject to certain exceptions in the event of an ownership change of the gas field, or the removal of the third party as operator of the FrontStreet gathering system.

Annual Settlement Payment Agreement.  The Partnership and the third are also parties to an annual settlement payment agreement (“ASPA”) which provides the Partnership with a fixed return on its investment in the FrontStreet gathering system.  The ASPA also provides the mechanism for recovery of the costs of current period Remediation Work.  The amount due under the ASPA is calculated monthly, inclusive of interest.  Payments under the ASPA for a calendar year are due on the following March 15.  The term of the ASPA is the same as the Gathering Agreement.

Escrow Payable. At December 31, 2007, $6,029,000 remained in escrow pending the completion by El Paso Field Services, LP (“El Paso”) of environmental remediation projects pursuant to the purchase and sale agreement (“El Paso PSA”) related to the assets in north Louisiana and in the mid-continent area. In the El Paso PSA, El Paso indemnified the predecessor of our operating partnership RGS against losses arising from pre-closing and known environmental liabilities subject to a limit of $84,000,000 and subject to certain deductible limits. Upon completion of a Phase II environmental study, the Partnership notified El Paso of remediation obligations amounting to $1,800,000 with respect to known environmental matters and $3,600,000 with respect to pre-closing environmental liabilities.

Exhibit 99.4 - 28

In January 2008, the Board of Directors of the General Partner and the Partnership has signed a settlement of the El Paso environmental remediation. Under the settlement, El Paso will clean up and obtain “no further action” letters from the relevant state agencies for three owned Partnership facilities. El Paso is not obligated to clean up properties leased by the Partnership, but it indemnified the Partnership for pre-closing environmental liabilities at that site. All sites for which the Partnership made environmental claims against El Paso are either addressed in the settlement or have already been resolved. The Partnership will release all but $1,500,000 from the escrow fund maintained to secure El Paso’s obligations. This amount will be further reduced per a specified schedule as El Paso completes its cleanups and the remainder will be released upon completion.

Environmental. A Phase I environmental study was performed on the Waha assets in connection with the pre-acquisition due diligence process in 2004. Most of the identified environmental contamination had either been remediated or was being remediated by the previous owners or operators of the properties.  The aggregate potential environmental remediation costs at specific locations were estimated to range from $1,900,000 to $3,100,000.  No governmental agency has required the Partnership to undertake these remediation efforts.  Management believes that the likelihood that it will be liable for any significant potential remediation liabilities identified in the study is remote.  Separately, the Partnership acquired an environmental pollution liability insurance policy in connection with the acquisition to cover any undetected or unknown pollution discovered in the future.  The policy covers clean-up costs and damages to third parties, and has a 10-year term (expiring 2014) with a $10,000,000 limit subject to certain deductibles.  No claims have been made.

TCEQ Notice of Enforcement. On February 15, 2008, the Texas Commission on Environmental Quality, or TCEQ, sent us a notice of enforcement, or NOE, relating to the air emissions at our Tilden processing plant. The NOE relates to 15 alleged violations occurring during the period from March 2006 through July 2007 of the emissions event reporting and recordkeeping requirements of the TCEQs rules. Specifically, it is alleged that one of our subsidiaries failed to report, using the TCEQ’s electronic data base for emissions events, 15 emissions events within 24 hours of the incident, as required. These events occurred during times of failure of the Tilden plant sulphur recovery unit or ancillary equipment and resulted in the flaring of acid gas.  Of these events, one relates to an alleged release of nearly 6 million pounds of sulphur dioxide and 64,000 pounds of hydrogen sulphide, 11 related to less than 2,500 pounds of sulphur dioxide and three related to more than 2,500 and less than 40,000 pounds of sulphur dioxide (including two releases of 126 and 393 pounds of hydrogen sulphide). In 2007, the subsidiary completed construction of an acid gas reinjection unit at the Tilden plant and permanently shut down the Sulphur Recovery Unit.

All these emission incidents were reported by means of fax or telephone to the TCEQ pursuant to an informal procedure established with the TCEQ by the prior owner of the Tilden plant and, indeed, the subsidiary paid the emission fines in connection with all the incidents.  Using that procedure, all except one were timely. The TCEQ has, prior to our subsidiary acquiring the Tilden facility, established its electronic data base for emissions events, but the subsidiary did not report using that electronic facility. It is the failure to report each incident timely using the electronic reporting procedure that is the subject of the NOE. Representatives of the Partnership are scheduled to meet with the staff of the TCEQ in the near future regarding the NOE. Management of the General Partner does not expect the NOE to have a material adverse effect on its results of operations or financial condition.

12. Related Party Transactions
The Partnership paid management and financial advisory fees in the amount of $1,073,000 were paid to an affiliate of HM Capital Partners in the year ended December 31, 2005. Concurrent with the closing of the Partnership’s IPO, the Partnership paid $9,000,000 to an affiliate of HM Capital Partners to terminate a management services contract with a remaining tenor of nine years. TexStar paid $361,000 and $13,000 to HM Capital Partners for the years ended December 31, 2006 and 2005 in relation to a management services contract.  In connection with the TexStar Acquisition, the Partnership paid $3,542,000 to terminate TexStar’s management services contract.

Under an omnibus agreement, Regency Acquisition LP, the entity that formerly owned the General Partner, agreed to indemnify the Partnership in an aggregate not to exceed $8,600,000, generally for three years after February 3, 2006, for certain environmental noncompliance and remediation liabilities associated with the assets transferred to the Partnership and occurring or existing before that date.  To date, no claims have been made against the omnibus agreement.

Exhibit 99.4 - 29

BlackBrush Oil & Gas, LP (“BBOG”), an affiliate of HM Capital Partners, is a natural gas producer on the Partnership’s gas gathering and processing system.  At the time of the TexStar Acquisition, BBOG entered into an agreement providing for the long term dedication of the production from its leases to the Partnership. In July 2007, BBOG sold its interest in the largest of these leases to an unrelated third party. BlackBrush Energy, Inc., a wholly owned subsidiary of HM Capital Partners, is the lessee of office space in the south Texas region. The Partnership subleased space from BlackBrush Energy, Inc., for which it paid $151,000, $70,000, and $13,000 in 2007, 2006, and 2005, respectively. The Partnership acquired compressors from BBOG for $1,800,000 on January 31, 2005. The purchase price exceeded the book value by $1,152,000. Since BBOG and the Partnership were commonly controlled entities, the net book value was recorded as the acquisition price. All of the Partnership’s related party receivables, payables, revenues and expenses as disclosed in the consolidated financial statements relate to BBOG.

In July 2005, in connection with the amendment and restatement of the credit agreement, Regency Acquisition LP contributed an additional $15,000,000 of equity. In February 2005, TexStar issued a promissory note to HM Capital Partners in the amount of $600,000 bearing interest at a fixed rate of 8.5 percent per annum.  Concurrent with TexStar Acquisition, the promissory note was repaid in full. TexStar paid a transaction fee in the amount of $1,200,000 to an affiliate of HM Capital Partners upon completing its acquisition of the Como Assets.  This amount was capitalized as a part of the purchase price.

The employees operating the assets of the Partnership and its subsidiaries and all those providing staff or support services are employees of the General Partner. Pursuant to the Partnership Agreement, our General Partner receives a monthly reimbursement for all direct and indirect expenses incurred on behalf of the Partnership. Reimbursements of $27,628,000 and $16,789,000 were recorded in the Partnership’s financial statements during the years ended December 31, 2007 and 2006 as operating expenses or general and administrative expenses, as appropriate.

In conjunction with distributions by the Partnership on common and subordinated units, together with the general partner interest, HM Capital Partners and affiliates received cash distributions of $24,392,000 and $20,139,000 during the years ended December 31, 2007 and 2006 as a result of their ownership in the Partnership. In conjunction with distributions by the Partnership on common and subordinated units, together with the general partner interest, GE EFS and affiliates received cash distributions of $14,592,000 during the year ended December 31, 2007, as a result of their ownership in the Partnership.

GE EFS and certain members of the Partnership’s management made a capital contribution aggregating to $7,735,000 to maintain the General Partner’s two percent interest in the Partnership.

As a part of the GE EFS Acquisition, affiliates of HM Capital Partners entered into an agreement to hold 4,692,417 of the Partnership’s common units for a period of 180 days. In addition, a separate affiliate of HM Capital Partners entered into an agreement to hold 3,406,099 of the Partnership’s common units for a period of one year.

Concurrent with the GE EFS acquisition, eight members of the Partnership’s senior management, together with two independent directors, entered into an agreement to sell an aggregate of 1,344,551 subordinated units for a total consideration of $24.00 per unit. Additionally, GE EFS entered into a subscription agreement with four officers and certain other management of the Partnership whereby these individuals acquired an 8.2 percent indirect economic interest in the General Partner.

Exhibit 99.4 - 30

13. Concentration Risk
The following table provides information about the extent of reliance on major customers and gas suppliers.  Total revenues and cost of gas and liquids from transactions with single external customer or supplier amounting to 10 percent or more of revenues or cost of gas and liquids are disclosed below, together with the identity of the reporting segment.

		Year Ended
Customer / Supplier	Reporting Segement	December 31, 2007		December 31, 2006		December 31, 2005
		(in thousands)
Customer A	Transportation	$	*		$89,736	$132,539
Customer B	Gathering and Processing		*		*	76,115

Supplier A	Transportation	$	*	$	*	$93,188
Supplier B	Transportation		157,046		*	63,398
Supplier C	Transportation		*		*	75,414
Supplier D	Gathering and Processing		*		67,751	*

*Amounts are less than 10 percent of the total revenues or cost of gas and liquids

The Partnership is a party to various commercial netting agreements that allow it and contractual counterparties to net receivable and payable obligations.  These agreements are customary and the terms follow standard industry practice.  In the opinion of management, these agreements reduce the overall counterparty risk exposure.

14. Segment Information
As of December 31, 2007, the Partnership has two reportable segments: i) gathering and processing and ii) transportation. Gathering and processing involves the collection of hydrocarbons from producer wells across the five operating regions and transportation of them to a plant where water and other impurities such as hydrogen sulfide and carbon dioxide are removed. Treated gas is then processed to remove the natural gas liquids. The treated and processed natural gas is then transported to market separately from the natural gas liquids. The Partnership aggregates the results of its gathering and processing activities across five geographic regions into a single reporting segment.

The transportation segment uses pipelines to transport natural gas from receipt points on its system to interconnections with larger pipelines or trading hubs and other markets.  The Partnership performs transportation services for shipping customers under firm or interruptible arrangements.  In either case, revenues are primarily fee based and involve minimal direct exposure to commodity price fluctuations.  The Partnership also purchases natural gas at the inlets to the pipeline and sells this gas at its outlets.  The north Louisiana intrastate pipeline operated by this segment serves the Partnership’s gathering and processing facilities in the same area and those transactions create the intersegment revenues shown in the table below.

Management evaluates the performance of each segment and makes capital allocation decisions through the separate consideration of segment margin and operation and maintenance expenses.  Segment margin is defined as total revenues, including service fees, less cost of gas and liquids.  Management believes segment margin is an important measure because it is directly related to volumes and commodity price changes.  Operation and maintenance expenses are a separate measure used by management to evaluate operating performance of field operations.  Direct labor, insurance, property taxes, repair and maintenance, utilities and contract services comprise the most significant portion of operation and maintenance expenses.  These expenses are largely independent of the volume throughput but fluctuate depending on the activities performed during a specific period.  The Partnership does not deduct operation and maintenance expenses from total revenues in calculating segment margin because management separately evaluates commodity volume and price changes in segment margin.

Exhibit 99.4 - 31

Results for each statement of operations period, together with amounts related to balance sheets for each segment, are shown below.

	Gathering and Processing	Transportation	Corporate	Eliminations	Total
	(in thousands)
External Revenue
Year ending December 31, 2007	$812,861	$377,377	$-	$-	$1,190,238
Year ending December 31, 2006	645,770	251,095	-	-	896,865
Year ending December 31, 2005	505,721	203,680	-	-	709,401
Intersegment Revenue
Year ending December 31, 2007	-	101,734	-	(101,734)	-
Year ending December 31, 2006	-	39,504	-	(39,504)	-
Year ending December 31, 2005	-	57,066	-	(57,066)	-
Cost of Gas and Liquids
Year ending December 31, 2007	658,100	318,045	-	-	976,145
Year ending December 31, 2006	534,398	206,048	-	-	740,446
Year ending December 31, 2005	444,857	188,008	-	-	632,865
Segment Margin
Year ending December 31, 2007	154,761	59,332	-	-	214,093
Year ending December 31, 2006	111,372	45,047	-	-	156,419
Year ending December 31, 2005	60,864	15,672	-	-	76,536
Operation and Maintenance
Year ending December 31, 2007	53,496	4,504	-	-	58,000
Year ending December 31, 2006	35,008	4,488	-	-	39,496
Year ending December 31, 2005	22,362	1,929	-	-	24,291
Depreciation and Amortization
Year ending December 31, 2007	40,309	13,545	1,220	-	55,074
Year ending December 31, 2006	26,831	11,927	896	-	39,654
Year ending December 31, 2005	17,955	4,666	550	-	23,171
Assets
December 31, 2007	886,477	329,862	62,071	-	1,278,410
December 31, 2006	648,116	316,038	48,931	-	1,013,085
Investments in Unconsolidated Subsidiaries
December 31, 2007	-	-	-	-	-
December 31, 2006	5,616	-	-	-	5,616
Goodwill
December 31, 2007	59,832	34,243	-	-	94,075
December 31, 2006	23,309	34,243	-	-	57,552
Expenditures for Long-Lived Assets
Year ending December 31, 2007	112,813	16,555	416	-	129,784
Year ending December 31, 2006	192,115	29,810	1,725	-	223,650
Year ending December 31, 2005	140,463	158,079	923	-	299,465

The table below provides a reconciliation of total segment margin to net loss from continuing operations.

	Year Ended
	December 31, 2007	December 31, 2006	December 31, 2005
		(in thousands)
Net loss from continuing operations	$(13,836)	$(7,244)	$(11,592)
Add (deduct):
Operation and maintenance	58,000	39,496	24,291
General and administrative	39,713	22,826	15,039
Loss on assets sales	1,522	-	-
Management services termination fee	-	12,542	-
Transaction expenses	420	2,041	-
Depreciation and amortization	55,074	39,654	23,171
Interest expense, net	52,016	37,182	17,880
Loss on debt refinancing	21,200	10,761	8,480
Other income and deductions, net	(1,252)	(839)	(733)
Income tax expense	931	-	-
Minority interest in net income from subsidairy	305	-	-
Total segment margin	$214,093	$156,419	$76,536

Exhibit 99.4 - 32

15. Equity-Based Compensation
The Partnership’s long-term incentive plan (“LTIP”) for the Partnership’s employees, directors and consultants covering an aggregate of 2,865,584 common units. Awards under the LTIP have been made since completion of the Partnership’s IPO.  All outstanding, unvested LTIP awards at the time of the GE EFS Acquisition vested upon the change of control. As a result, the Partnership recorded a one-time charge of $11,928,000 during the year ended December 31, 2007 in general and administrative expenses. LTIP awards made subsequent to the GE EFS Acquisition vest on the basis of one-fourth of the award each year. Options expire ten years after the grant date. LTIP compensation expense of $15,534,000 and $2,906,000 is recorded in general and administrative in the statement of operations for the years ended December 31, 2007 and 2006, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes Option Pricing Model. The Partnership used the simplified method outlined in Staff Accounting Bulletin No. 107 for estimating the exercise behavior of option grantees, given the absence of historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its units have been publicly traded. Upon the exercise of the common unit options, the Partnership intends to settle these obligations with common units on a net basis.  The following assumptions apply to the options granted during the periods presented.

	Year Ended
	December 31, 2007	December 31, 2006
Weighted average expected life (years)	4	4
Weighted average expected dividend per unit	$1.51	$1.40
Weighted average grant date fair value of options	$2.31	$1.32
Weighted average risk free rate	4.6%	4.25%
Weighted average expected volatility	16.0%	15.0%
Weighted average expected forfeiture rate	11.0%	5.0%

The common unit options activity for the years ending December 31, 2007 and 2006 is as follows.

2007
		Weighted	Weighted	Aggregate
		Average	Average	Intrinsic
		Exercise	Contractual	Value *
Common Unit Options		Price	Term (Years)	(in thousands)
Outstanding at beginning of period	909,600	$21.06
Granted	21,500	27.18
Exercised	(149,934)	21.78		$1,738
Forfeited or expired	(42,498)	21.85
Outstanding at end of period	738,668	21.05	8.2	9,104
Exercisable at end of period	738,668	21.05		9,104

2006
		Weighted	Weighted	Aggregate
		Average	Average	Intrinsic
		Exercise	Contractual	Value *
Common Unit Options		Price	Term (Years)	(in thousands)
Outstanding at beginning of period	-	$-
Granted	943,900	21.05
Exercised	-	-
Forfeited or expired	(34,300)	20.75
Outstanding at end of period	909,600	21.06	9.3	$5,522
Exercisable at end of period	-	-	-	-

* Intrinsic value equals the closing market price of a unit less the option strike price, multiplied by the number of unit options outstanding.

Exhibit 99.4 - 33

The Partnership will make distributions to non-vested restricted common units at the same rate as the common units. Restricted common units are subject to contractual restrictions against transfer which lapse over time; non-vested restricted units are subject to forfeitures on termination of employment. The Partnership expects to recognize $11,793,000 of compensation expense related to the grants under LTIP ratably over the future vesting period.

The restricted (non-vested) common unit activity for the years ending December 31, 2007 and 2006 is as follows.

2007
Restricted (Non-Vested) Common Units		Weighted Average Grant Date Fair Value
Outstanding at beginning of period	516,500	$21.06
Granted	615,500	30.44
Vested	(684,167)	22.91
Forfeited or expired	(50,333)	27.20
Outstanding at end of period	397,500	$31.62

2006
Restricted (Non-Vested) Common Units		Weighted Average Grant Date Fair Value
Outstanding at beginning of period	-	-
Granted	516,500	$21.06
Forfeited or expired	-	-
Outstanding at end of period	516,500	$21.06

16. Subsequent Events
Acquisition of CDM Resource Management, Ltd. On January 15, 2008, the Partnership and an indirect wholly owned subsidiary of the Partnership (“Merger Sub”) consummated an agreement and plan of merger (the “Merger Agreement”) with CDM Resource Management, Ltd., CDM OLP GP,LLC and CDMR Holdings, LLC (each a “CDM Partner” and together the “CDM Partners”).  Upon closing, CDM merged with and into Merger Sub, with Merger Sub continuing as the surviving entity after the merger (the “CDM Merger”).  Following the merger, Merger Sub changed its name to CDM Resource Management LLC. CDM provides its customers with turn-key natural gas contract compression services to maximize their natural gas and crude oil production, throughput, and cash flow in Texas, Louisiana, and Arkansas. The Partnership operates and manages CDM as a separate reportable segment.

Exhibit 99.4 - 34

The total purchase price, subject to customary post-closing adjustments, paid by the Partnership for the partnership interests of CDM consisted of (1) the issuance of an aggregate of 7,276,506 Class D common units of the Partnership, which were valued at $219,590,000, (2) the payment of an aggregate of $161,945,000 in cash to the CDM Partners, and (3) the payment of $316,500,000 of CDM’s debt obligations. Of the Class D common units issued, 4,197,303 Class D common units were deposited with an escrow agent pursuant to an escrow agreement. Such common units constitute security to the Partnership for a period of one year after the closing of the CDM Merger with respect to any obligations of the CDM Partners under the Merger Agreement, including obligations for breaches of representation, warranties and covenants. In connection with the CDM Merger, the General Partner entered into Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of the Partnership, which created the Partnership’s Class D common units.  The Class D common units have the same terms and conditions as the Partnership’s common units, except that the Class D common units are not entitled to participate in distributions of operating surplus by the Partnership. The Class D common units automatically convert into common units on a one-for-one basis on the close of business on the first business day after the record date for the quarterly distribution on the common units for the quarter ending December 31, 2008.  The Class D common units were issued in a private offering conducted in accordance with the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 4(2) thereof.

General Partner Capital Contribution. In January 2008, the General Partner made a capital contribution of $7,663,000 to maintain its two percent interest in the Partnership in respect of the FrontStreet Acquisition and the CDM acquisition.

Amendments of the Fourth Amended and Restated Credit Agreement. RGS entered into Amendment No. 4 to its Fourth Amended and Restated Credit Facility (the “4th Amendment”) on January 15, 2008, thereby expanding its revolving credit facility thereunder to $750,000,000, and borrowed $476,000,000 in revolving loans thereunder.  Such borrowings, together with cash on hand, were used for the following purposes: (i) $291,000,000 to repay the balance outstanding under CDM’s bank credit facility, (ii) $25,500,000 to fund the purchase of compressors and other equipment held by CDM under capital leases, and (iii) $161,945,000 to fund the cash portion of the consideration issued to the CDM Partners in the CDM Merger.  The 4th Amendment did not materially change the terms of the RGS revolving credit facility.

RGS entered into Amendment No. 5 to its Fourth Amended and Restated Credit Facility (the “5th Amendment”) on February 13, 2008, thereby expanding its revolving credit facility thereunder to $900,000,000. The availability for letters of credit is $100,000,000. The Partnership has the option to request an additional $250,000,000 in revolving commitments with 10 business days written notice provided that no event of default has occurred or would result due to such increase, and all other additional conditions for the increase of the commitments set forth in the fourth amended and restated credit agreement, or the credit facility, have been met. The 5th Amendment did not materially change the terms of the RGS revolving credit facility.

Cash Distributions. On February 14, 2008, the Partnership paid a distribution of $0.40 per common and subordinated unit.

Acquisition of Nexus.  On March 25, 2008, the Partnership acquired Nexus Gas Holdings, LLC, a Delaware limited liability company (“Nexus”) (“Nexus Acquisition”) by merger for $87,749,000 in cash, including customary closing adjustments.  Nexus Gas Partners LLC, the sole member of Nexus prior to the merger (“Nexus Member”), deposited $8,500,000 in an escrow account as security to the Partnership for a period of one year against indemnification obligations and any purchase price adjustment.  The Partnership funded the Nexus Acquisition through borrowings under the existing revolving credit facility.

Upon consummation of the Nexus Acquisition, the Partnership acquired Nexus’ rights under a Purchase and Sale Agreement (the “Sonat Agreement”) between Nexus and Southern Natural Gas Company (“Sonat”).  Pursuant to the Sonat Agreement, Nexus will purchase 136 miles of pipeline from Sonat (the “Sonat Asset Acquisition”) that would enable the Nexus gathering system to be integrated into the Partnership’s north Louisiana asset base.  The Sonat Asset Acquisition is subject to abandonment approval and jurisdictional redetermination by the FERC, as well as customary closing conditions.  Upon closing of the Sonat Asset Acquisition, the Partnership will pay Sonat $27,500,000, and, if the closing occurs on or prior to March 1, 2010, on certain terms and conditions as provided in the Merger Agreement, the Partnership will make an additional payment of $25,000,000 to the Nexus Member.

Exhibit 99.4 - 35

Interest Rate Swaps.  On February 29, 2008, the Partnership entered into two year interest rate swaps related to $300,000,000 of borrowings under our revolving credit facility, effectively locking the base rate for these borrowings at 2.4 percent, plus the applicable margin.  These interest rate swaps were designated as cash flow hedges on March 7, 2008 and the Partnership incurred an immaterial mark-to-market charge.

Commodity Swaps.  On March 7, 2008, the Partnership entered offsetting trades against its existing 2009 portfolio of hedges, which it believes will substantially reduce the volatility of its net income.  This group of trades, along with the pre-existing 2009 portfolio, will continue to be accounted for on a mark-to-market basis.  Simultaneously, the Partnership executed additional 2009 NGL swaps which were designated under SFAS No. 133 as cash flow hedges.  As a result, the Partnership increased the hedged percentage to 75 percent.

17. Quarterly Financial Data (Unaudited)

Quarter Ended	Operating Revenues	Operating Income (Loss)	Net Income (Loss)	Basic and Diluted Earnings per Common and Subordinated Unit (1)	Basic and Diluted Earnings per Class B Common Unit (1)	Basic and Diluted Earnings per Class C Common Unit (1)	Basic and Diluted Earnings per Class E Common Unit
	(in thousands except earning per unit)
2007
March 31	$256,428	$13,480	$(1,295)	$(0.06)	$-	$0.48	$-
June 30	302,828	8,768	(7,263)	(0.16)	-	-	0.07
September 30	295,825	21,545	(9,833)	(0.23)	-	-	0.63
December 31	335,157	15,571	4,555	0.03	-	-	0.53
2006
March 31	231,266	1,500	(6,319)	(0.18)	(0.18)	-	-
June 30	214,658	11,948	3,760	0.08	0.08	-	-
September 30	229,132	11,987	(11,272)	(0.28)	(0.14)	0.11	-
December 31	221,809	14,425	6,587	0.08	-	1.15	-

(1) The following table depicts the change to the quarterly earnings (loss) per unit data for each class of common units as compared to previously disclosed amounts in the respective quarterly filings. The quarterly amounts have been corrected for an error made in the calculation of loss per unit resulting from the issuance of Class C common units at a discount as further discussed in the loss per unit note.

	Three Months Ended
	September 30, 2006	December 31, 2006	March 31, 2007
Common and subordinated unit	$(0.01)	$(0.09)	$(0.03)
Class B common unit	-	-	-
Class C common unit	0.11	1.15	0.48

Exhibit 99.4 - 36